SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


FORM 8-K


CURRENT REPORT



Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)

May 27, 1998



E & J PROPERTIES, LTD.
a California Limited Partnership
(Exact name of registrant as specified in charter)


California
(State or other jurisdiction of incorporation)


O-9608
(Commission File Number)


94-2763152
(IRS Employer Identification Number)


2710 Gateway Oaks Drive, Suite 300 South
Sacramento, California 95833
(Address of principal executive office)


Registrant's telephone number, including area code:  (916) 925-6620








ITEM 5.  OTHER MATERIAL EVENTS


Reference:          Form 8-K dated March 2, 1998


E & J Properties, Ltd, a California Limited Partnership, has been notified by AKT Development Corporation ("Buyer"), a California Corporation, that, pursuant to the sale agreement previously enter into regarding the approximately 1,850 acres of its real estate holdings in Sacramento County, California, Buyer has approved the feasibility studies referenced in the purchase agreement at
Section 7(a)(4) and made an additional deposit into escrow pursuant to Section 3(b). The initial deposit and the additional deposit (a total of $250,000.00; together, the "Deposits") have been released to Seller and the sale of the property is initially scheduled to close on or before June 25, 1998.

Buyer and Seller have negotiated an amendment to the purchase agreement whereby Buyer may pay the additional sum of $100,000.00 (the "First Extension Payment") for the option to extend the closing date to July 24, 1998, and Buyer may pay an additional sum of $50,000.00 (the "Second Extension Payment") for the option to extend the closing date to August 24, 1998. If and when the first option is exercised, the First Extension Payment will be released to Seller and will not be credited to the purchase price. If and when the second option is exercised, the Second Extension Payment will be released to Seller and will not be credited to the purchase price.

Notwithstanding the release to Seller of the Deposits, there is no assurance that the escrow will close and that Seller will realize the full purchase price. At this time, subject to Buyer's options to extend the closing date, Buyer has given no indication that the escrow will not close in a timely manner. However, in the event the escrow should not close, the purchase agreement authorizes Seller to retain the Deposits and the Extension Payments, if any extension option has been exercised, as and for Seller's liquidated damages and consideration for the extension of the closing date.



SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this
Report to be signed on its behalf by the undersigned, hereunder duly authorized.


Date: May 27, 1998


E & J PROPERTIES, LTD.
a California Limited Partnership


By:  /s/ Elaine McKeon

ELAINE McKEON
General Partner